 UNITED STATES

  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2017

CELSION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Registrant’s telephone number, including area code: (609) 896-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2017, Celsion Corporation, a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 2,640,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and warrants to purchase an aggregate of 1,320,000 shares of Common Stock. Each share of Common Stock is being sold together with 0.5 warrants (the “Investor Warrants”), each whole Investor Warrant being exercisable for one share of Common Stock, at an offering price of $2.50 per share and related Investor Warrants.

Pursuant to the terms of the Underwriting Agreement, the Underwriter agreed to purchase the Shares and related Investor Warrants from the Company at a price of $2.325 per share and related Investor Warrants. Each Investor Warrant is exercisable six months from the date of issuance. The Investor Warrants have an exercise price of $3.00 per whole share, and expire five years from the date first exercisable.

The net proceeds to the Company from the sale of the Shares and Investor Warrants, after deducting the underwriting discount and estimated offering expenses payable by the Company, are approximately $5.9 million. The Offering closed on October 31, 2017.

This Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-206789) filed with the Securities and Exchange Commission on September 4, 2015, and declared effective on September 25, 2015, including the base prospectus dated September 25, 2015 included therein and the related prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. Celsion also agreed to issue to the Underwriter warrants (the “Representative Warrants” and, together with the Investor Warrants, the “Warrants”) to purchase up to 66,000 shares of the Company’s common stock, such issuance being exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 as amended.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company agreed for a period of 60 days after the date of the final prospectus supplement relating to the Offering, and its directors and officers agreed for a period of 90 days after the date of the final prospectus supplement relating to the Offering, not to sell or otherwise dispose of any of the Company’s securities held by them without first obtaining the written consent of the Underwriter.

The foregoing summaries of the Underwriting Agreement, the Investor Warrants and the Representative Warrants do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 1.1, 4.1, and 4.2 respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Representative Warrants and the shares of the Company’s Common Stock issuable upon the exercise thereof is incorporated herein by reference.

Item 9.01	Financial statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of October 27, 2017, by and between Celsion Corporation and Oppenheimer & Co. Inc.
4.1	Form of Warrant.
4.2	Form of Representative Warrant.
5.1	Opinion of Sidley Austin LLP.
23.1	Consent of Dixon Hughes Goodman LLP, independent registered accounting firm for Celsion Corporation.
23.2	Consent of Stegman & Company, independent registered public accounting firm for Celsion Corporation.
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: October 31, 2017	By:	/s/Jeffrey W. Church
Jeffrey W. Church
Senior Vice President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of October 27, 2017, by and between Celsion Corporation and Oppenheimer & Co. Inc.
4.1	Form of Warrant.
4.2	Form of Representative Warrant.
5.1	Opinion of Sidley Austin LLP.
23.1	Consent of Dixon Hughes Goodman LLP, independent registered accounting firm for Celsion Corporation.
23.2	Consent of Stegman & Company, independent registered public accounting firm for Celsion Corporation.
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).